UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2008

Oilsands Quest Inc.
 (Exact name of registrant as specified in its charter)

Colorado	001-32994	98-0461154
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205, 707– 7th Avenue S.W. Calgary, Alberta, Canada	T2P 3H6
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (403) 263-1623

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

Effective July 15, 2008 Oilsands Quest Inc. (the “Company”) entered into an employment agreement with Jamey Fitzgibbon (age 44) pursuant to which Mr. Fitzgibbon will serve as the Company’s President and Chief Operating Officer. Mr. Fitzgibbon is expected to commence his duties with the Company on or about September 16, 2008. Since 2002 Mr. Fitzgibbon served as the Vice President, Resource Development for OPTI Canada, Inc., a company focused on the development of major integrated bitumen and heavy oil projects in Canada. Mr. Fitzgibbon has an additional 14 years experience in the oil sands and heavy oil industry, including 10 years with Esso Resources principally at the Cold Lake development and four years at Elan Energy and Ranger Oil, where he was Manager of Heavy Oil. Additionally, prior to joining OPTI in 2002, Mr. Fitzgibbon was Vice President of TD Securities where he was a founding member of TD Securities’ oil sands investment banking practice. Mr. Fitzgibbon has a B. Sc. in chemical engineering from Queen’s University and an MBA from University of Calgary.

For more than the past two years, Mr. Fitzgibbon has not had a direct or indirect material interest in any transaction or in any proposed transaction with the Company. Further, there are no family relationships between Mr. Fitzgibbon and any other Company officer or director.

The employment agreement between Mr. Fitzgibbon and the Company is for an indefinite term and provides that Mr. Fitzgibbon will initially receive a base salary of $400,000 (CDN). Mr. Fitzgibbon will also receive a $400,000 (CDN) signing bonus of which $200,000 (CDN) will be paid on his first active date of employment and the remaining $200,000 (CDN) will be paid six months from that date. Additionally, Mr. Fitzgibbon is entitled to participate in the Company’s long and short term incentive plans (including stock option plans) and may be paid bonuses in amounts and on such terms and conditions as determined by the Board of Directors. The employment agreement provides upon a termination of employment by the Company without cause or upon triggering events or a change in control (all of which are defined in the agreement along with the capitalized terms used in this paragraph), Mr. Fitzgibbon will receive: (i) a lump sum payment equal to up to 24 months of his monthly base salary at the time of termination; (ii) a further lump sum payment derived from the value of the benefits provided to Mr. Fitzgibbon’s by the Company; and (iii) a lump sum payment based on the average annual bonus (for the previous three years) paid to Mr. Fitzgibbon. The employment agreement provides that the actual sum of each of these lump sum payments will depend on the amount of time Mr. Fitzgibbon has served as a Company employee.

Additionally, Mr. Fitzgibbon was granted options to purchase 2,000,000 shares of Company common stock. The options vest in 25% increments, with the first 25% vesting upon Mr. Fitzgibbon commencing his duties with the Company and the remaining 75% vesting annually on a pro-rata basis on each anniversary date of the effective date of Mr. Fitzgibbon’s employment agreement.

Item 8.01 Other Events.

On July 17, 2008, the Company issued a press release. The press release is filed as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated July 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oilsands Quest Inc.
(Registrant)

Date: July 21, 2008	/s/ Karim Hirji

Name: Karim Hirji
Title: Chief Financial Officer